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                                                                     Exhibit 8.1


                       [PRICEWATERHOUSECOOPERS LETTERHEAD]



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[FORM OF OPINION]

The Board of Directors
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, Arizona  85040

August __, 2000


To the Board of Directors:

We have acted as tax advisors for Apollo Group, Inc. (the "Company") in connection with the public offering of up to 5,750,000 shares of University of Phoenix Online common stock. Terms defined in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on August ___, 2000 are used herein as therein defined.

In rendering our opinion, we have assumed, subject to shareholder approval of the Tracking Stock Proposal, that the authorization, issuance, and sale of University of Phoenix Online common stock as well as the reclassification of the Company's existing shares of Class A common stock and Class B common stock to shares of Apollo Education Group Class A common stock and Apollo Education Group Class B common stock, respectively, will be implemented and consummated in the manner and utilizing the procedures currently contemplated in the Registration Statement, and have assumed that such procedures will not be modified in any material respect by any applicable supplement.

     Our opinion as it relates to the reclassification addresses only those holders of Company Class A and Class B common stock who hold such stock as a capital asset as defined in section 1221(a) of the Internal Revenue Code. Our opinion does not address all aspects of United States federal income taxation that may be relevant to a holder of Company common stock in light of such holder's particular circumstances. We have assumed that the holders of Company common stock are not subject to special rules, such as those that may be applicable to a holder that is a broker-dealer, tax-exempt organization, S corporation or other pass-through entity,
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mutual fund, small business investment company, regulated investment company, insurance company or other financial institution. Moreover, in rendering this opinion, no ruling has been sought from the Internal Revenue Service (the "Service") and, in this regard, the Service has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Our opinion is not binding on the Service. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of the University of Phoenix Online common stock. It is possible, therefore, that the Service could assert that the issuance of University of Phoenix Online common stock could result in taxation to the Company. We are, however, of the opinion that the Service would not prevail in such an assertion.

Based upon the foregoing, it is our opinion that, for federal income tax purposes:

1. University of Phoenix Online common stock will be considered common stock of the Company and, accordingly, neither the holders of University of Phoenix Online common stock nor the Company will recognize any income, gain or loss as a result of the issuance of the University of Phoenix Online common stock. Under current law, the purchase, ownership, and disposition of the University of Phoenix Online common stock will be treated in the same manner as the purchase, ownership, and disposition of the Apollo Education Group common stock.

2. The holders of Company stock will recognize no income, gain, or loss on the issuance of the University of Phoenix Online common stock to purchasers who acquire such stock for cash.

3. The holders of Company common stock will recognize no income, gain, or loss upon the reclassification of their Class A Common Stock and Class B Common Stock to Apollo Education Group Class A Common Stock and Apollo Education Group Class B Common Stock, respectively.

4. Purchasers of University of Phoenix Online common stock will recognize no income, gain, or loss on their purchase of the University of Phoenix Online common stock in exchange for cash.


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We hereby consent to the reference to PricewaterhouseCoopers LLP under the caption "Material U.S. Federal Tax Considerations" in the Prospectus filed in connection with the public offering of University of Phoenix Online common stock.


Very Truly Yours,


[FORM OF OPINION]

PricewaterhouseCoopers LLP
Tax and Legal Services


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